Issuer Free Writing Prospectus dated September 13, 2021

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated September 7, 2021

Registration Statement No. 333-258882

Sportradar Group AG

This free writing prospectus relates to the initial public offering of shares of Class A common stock of Sportradar Group AG (the “Company”) and should be read together with the preliminary prospectus dated September 7, 2021 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form F-1 (File No. 333-258882) relating to the offering of such securities. Amendment No. 2 may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001836470/000119312521266000/d122309df1a.htm.

This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus. You should read the Preliminary Prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in the Company’s Class A common stock. Capitalized and other terms used but not defined herein have the meanings set forth in the Preliminary Prospectus.

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Sportradar Group AG

19,000,000 Shares of Class A Common Stock

Issuer:	Sportradar Group AG

Symbol:	SRAD

Base Shares Offered:	19,000,000

Over-Allotment Option Shares:	2,850,000

Initial Public Offering Price:	$27.00 per share

Pricing Date:	September 13, 2021

Closing Date:	September 16, 2021

CUSIP No:	H8088L 103

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. UBS Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Jefferies LLC Canaccord Genuity LLC

Co-Managers	Needham & Company, LLC The Benchmark Company, LLC Craig-Hallum Capital Group LLC Siebert Williams Shank & Co., LLC Telsey Advisory Group LLC

The Company has directed allocations representing an aggregate of 1,000,849 shares of the Company’s Class A common stock (the “Allocated Shares”) to certain investors. The Allocated Shares will not be subject to a lock-up agreement.

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The Company has filed registration statements (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the initial public offering of its Class A common stock to which this communication relates, which became effective on September 13, 2021. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the Company’s initial public offering of its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146 or UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275 or by email at ol-prospectus-request@ubs.com.